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                                                                     EXHIBIT 4.1



                          AMERICAN HEALTHCHOICE, INC.

                                 1997 EXECUTIVE
                                STOCK BONUS PLAN

                                   ARTICLE I

                                    GENERAL


         1.1     PURPOSE OF THE PLAN.

The purpose of the American HealthChoice, Inc. 1997 Executive Stock Bonus Plan (the "Plan") is to assist American HealthChoice, Inc., a New York corporation (the "Company") in securing and retaining key persons of outstanding ability to serve the Company as key executive personnel by making it possible to offer them an increased incentive to join or continue in the service of the Company and to increase their efforts for its welfare through participation or increased participation in the ownership and growth of the Company.

         1.2     DEFINITIONS.

                 (a) "Award" means an Option granted to a Participant under the Plan.

                 (b) "Board of Directors" or "Board" means the Board of Directors of the Company.

                 (c) "Code" means the Internal Revenue Code of 1986, as amended.

                 (d)      "Common Stock" means the Common Stock of the Company.

                 (e) "Grantee" means a Participant to whom an Award is granted under the Plan.

                 (f) "Participant" means any person, including consultants and directors, who is designated a Participant and is or is expected to be instrumental in promoting the business of the Company.

                 (g) "Nonqualified Stock Option" means an option to purchase shares of Common Stock which is not intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code.





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                 (h)       "Option" means a Nonqualified Stock Option to
         purchase shares of Common Stock.

                 (i) "Optionee" means a Participant to whom an Option is granted under the Plan.

                 (j) "Parent" means any corporation which qualifies as a parent of a corporation under the definition of "parent corporation" contained in Section 425(e) of the Code.

                 (k) "Subsidiary" means any corporation which qualifies as a subsidiary of a corporation under the definition of "subsidiary corporation" contained in Section 425(f) of the Code.

                 (l) "Term" means the period during which a particular option may be exercised as determined by the Committee and as provided in the option agreement.

1.3      ADMINISTRATION OF THE PLAN.

         The Plan shall be administered by the Board of Directors. The Board shall have the power to interpret and apply the Plan and to make regulations for carrying out its purpose. More particularly, the Board shall determine which Participants shall be granted Options and the terms of such grants. Determinations by the Board under the Plan (including, without limitation, determinations of the person to receive Awards, the form, amount and timing of such Awards, and the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

1.4      SHARES SUBJECT TO THE PLAN.

         The total number of shares that may be purchased pursuant to Options under the Plan shall not exceed 260,870 shares of Common Stock.
         Shares subject to the Options which terminate or expire prior to exercise shall be available for future Awards under the Plan without again being charged against the limitation of 260,870 shares set forth above. Shares issued pursuant to the Plan may be either unissued shares of Common Stock or reacquired shares of Common Stock held in treasury.

1.5      TERMS AND CONDITIONS OF OPTIONS.

         All Options shall be evidenced by agreements in such form as the Committee shall approve from time to time subject to the provisions of
         Article II and Article III, as appropriate, and the following provisions:





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                 (a)      Exercise Price.  The exercise price of the Option
         shall be $2.875 per share.

                 (b) Exercise. All options must be exercised, if at all, written thirty (30) days notice after the date of grant (the "Termination Date").

                 (c) Termination. An Optionee's Option shall expire if not exercised by the the Term specified in Section 2.1 (Termination
         Date), or upon the occurrence of such events as are specified in the agreement.

                 (d) Death or Disability. Options under the Plan shall not terminate due to a Participant's death or disability.

                 (e) Payment. Payment for shares as to which an Option is exercised shall be made by each Participant in cash, or at its election, by surrendering any debt securities owed by the Company and send Participant having a principal asset equal to the exercise price.

                 (f) Nontransferability. No Option granted under the Plan shall be transferable other than by will or by the laws of descent and distribution. During the lifetime of the Optionee, an Option shall be exercisable only by the Optionee.

                 (g) Additional Provisions. Each option agreement may contain such other terms and conditions not inconsistent with the provisions of the Plan, including the award of cash amounts, as the Committee may deem appropriate from time to time.

                 (h) Awards. Awards of Options are hereby made to the following persons in the following amounts:

          NAME                                        SHARES                            EXERCISE PRICE
 Dr. J. W. Stucki                                    153,035                               $439,973

 Dr. Jeff Jones                                       64,405                                185,165

 Dr. J. Nelson                                        34,404                                 98,912

 Dr. Charles Webb                                      4,452                                 12,801

 Dr. Tracy Bryant                                      2,421                                  6,960

 Dr. Hanks                                             2,153                                  6,191
                                                     -------                               --------
 TOTALS                                              260,870                               $750,000
                                                     =======                               ========





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1.6      STOCK ADJUSTMENTS; MERGERS.

                 (a) Generally. Notwithstanding Section 1.4, in the event the outstanding shares are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of any other corporation by reason of any merger, sale of stock, consolidation, liquidation, recapitalization, reclassification, stock split up, combination of shares, stock dividend, or transaction having similar effect, the total number of shares set forth in Section 1.4 shall be proportionately and appropriately adjusted by the Committee.

                 (b) Options. Following a transaction described in subsection (a) above, if the Company continues in existence, the number and kind of shares that are subject to any Option and the option price per share shall be proportionately and appropriately adjusted without any change in the aggregate price to be paid therefor upon exercise of the Option. If the Company will not remain in existence or substantially all of its voting Common Stock and Common Stock will be purchased by a single purchaser or group of purchasers acting together, then the Committee may (i) declare that all Options shall terminate 30 days after the Committee gives written notice to all Optionee's of their immediate right to exercise all Options then outstanding (without regard to limitations on exercise otherwise contained in the Options), or (ii) notify all Optionee's that all Options granted under the Plan shall apply with appropriate adjustments as determined by the Committee to the securities of the successor corporation to which holders of the numbers of shares subject to such Options would have been entitled, or (iii) take action that is some combination of aspects of (i) and (ii). The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding. Any fractional shares resulting from any of the foregoing adjustments under this section shall be disregarded and eliminated.

1.7      NOTIFICATION OF EXERCISE.

         Options shall be exercised by written notice directed to the Secretary of the Company at the principal executive offices of the Company.
         Such written notice shall be accompanied by any payment required pursuant to Section 1.5(e). Exercise by an Optionee's heir or the representative of his estate shall be accompanied by evidence of his authority to so act in form reasonably satisfactory to the Company.

1.8      MODIFICATION, EXTENSION AND RENEWAL OF AWARDS.

         Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Awards or accept the surrender of outstanding Awards (to the extent not theretofore exercised) granted under the Plan or under any other plan of the Company or a Subsidiary, and authorize the granting of new Awards pursuant to the Plan in substitution therefor, and the substituted Awards may bear such different or





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         additional terms and conditions as the Committee shall deem appropriate within the limitations of the Plan. Notwithstanding the foregoing, however, no modification of an Award shall, without the consent of the Grantee holding the Award, adversely affect the rights or obligations of such Grantee.

1.9.     COMPLIANCE WITH RULE 16b-3.

         It is intended that the provisions of the Plan and any Award shall comply in all respects with the terms and conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as in effect on July 1, 1997 and as amended, or any successor provisions, as it relates to persons subject to the reporting requirements of Section 16(a) of such Act. To the extent that any provision hereof is found not to be in compliance with such rule as it relates to such Act, such provision shall be deemed to be modified so as to be in compliance with such rule, or if such modification is not possible, shall be deemed to be null and void, as it relates to such Grantee.



                                   ARTICLE II

                             ADDITIONAL PROVISIONS


2.1      BOARD APPROVAL.

         The Plan has been approved by the unanimous consent of the Board of Directors of the Company.

2.2      COMPLIANCE WITH OTHER LAWS AND REGULATIONS.

         The Plan, the grant and exercise of Options hereunder, and the obligation of the Company to sell and deliver shares under such Options, shall be subject to all applicable Federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to (a) the listing of such shares on any stock exchange on which the Common Stock may then be listed and (b) the completion of any registration or qualification or exemption of such shares under any Federal or state law, or any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable. The Company shall file a Form S-8 registration statement to register the Common Stock issued under the Plan and any resales thereof.





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2.3      AMENDMENTS.

         The Board of Directors may discontinue the Plan at any time, and may amend it from time to time, but no amendment, without approval by stockholders, may (a) increase the total number of shares which may be issued under the Plan or to any individual under the Plan, (b) reduce the Option price for shares which may be purchased pursuant to Options under Articles II or III of the Plan, (c) extend the period during which Awards may be granted, or (d) change the class of employees to whom Awards may be granted, except as provided in Section 1.6. Other than as expressly permitted under the Plan, no outstanding Award may be revoked or altered in a manner unfavorable to the Grantee without the consent of the Grantee.

2.4      NO RIGHTS AS SHAREHOLDER.

         No Grantee shall have any rights as a shareholder with respect to any share subject to his or her Option prior to the date of issuance to him or her of a certificate or certificates for such shares.

2.5      WITHHOLDING.

         Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the Grantee to remit to the Company an amount sufficient to satisfy any Federal, state or local withholding tax liability in such form as the Company may determine or accept in its sole discretion, including payment by surrender or retention of shares of Common Stock prior to the delivery of any certificate or certificates for such shares.

2.6      EFFECTIVE DATE; DURATION.

         The Plan shall become effective as of July 27, 1997 pursuant to Board of Director approval received effective such date and shall expire on December 31, 1997.





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